Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 4039 DATED May 10, 2007
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC

Principal Amount:	$406,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	05/15/2007

Maturity Date:	05/15/2008

Interest Rate:	5.33% per annum

Record Dates:	Each January 1 and July 1

Interest Payment Dates:	Each January 15 and July 15

Redeemable Date:	None

Agent's Commission:	None

Form of Note:
(Book-Entry or Certificated)	Certificated

Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $19,182,751,000.00 Series C have been issued.